Exhibit 99.1

Ritter Pharmaceuticals Reports Top-Line Results from its Liberatus Phase 3 Trial of RP-G28 for Lactose Intolerance

LOS ANGELES (September 12, 2019) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases, announced today that its Phase 3 clinical trial of RP-G28 for lactose intolerance (LI) failed to demonstrate statistical significance in its pre-specified primary endpoint.

Top-line data from the 557-subject Phase 3 clinical trial indicates that RP-G28 provided significant symptom improvement in patients; however, there was no or little difference compared to placebo. In the primary endpoint, measuring LI symptom1 reduction at day 61 (30 days post-treatment) compared to baseline, the treatment group reported a 3.159 mean reduction compared to a reported 3.420 mean reduction in the placebo group (p-value, one-sided = 0.106). Additionally, RP-G28 missed its first secondary endpoint of responders with a meaningful treatment benefit: 36.2% of treatment group compared to 34.1% of placebo group (p-value, one-sided= 0.284). The remaining secondary endpoints also missed statistical significance differences with treatment and placebo generally reporting similar results to each other. RP-G28 was generally well-tolerated, with placebo and treatment groups reporting similar safety profiles.

The Phase 3 multicenter, randomized, double-blind, placebo-controlled, clinical trial enrolled 557 subjects with LI and was designed to determine the efficacy, safety and tolerability of RP-G28 for LI. Participants underwent a 2-week screening period, followed by a randomized 30-day study drug treatment period, then a 90-day “real-world experience” period to assess study drug response and durability of effect after treatment as patients consume their normal diets, including dairy products.

“We are deeply disappointed in the results of the phase 3 clinical trial,” said Andrew J. Ritter, CEO at Ritter Pharmaceuticals. “We believe the clinical trial was well-designed and executed. We are continuing to analyze the results of the trial to better understand the data and clinical outcomes to assess a path forward, which may include alternative strategic options for the Company.”

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company is also exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management. Any statements contained herein that do not describe historical facts are forward-looking statements, including statements related to clinical trial results and the future plans of the Company. Forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:

John Beck

310-203-1000

john@ritterpharma.com

1 LI symptoms are comprised of a composite score of abdominal pain, cramping, bloating and gas.